                               CERTIFICATE OF AMENDMENT
                                          TO
                    CERTIFICATE OF DESIGNATION, PREFERENCES AND
                       RELATIVE AND OTHER SPECIAL RIGHTS, AND
                    QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS
                            OF CLASS D PREFERRED STOCK

          DOBSON COMMUNICATIONS CORPORATION, an Oklahoma corporation (the "Corporation") does hereby certify that:

          FIRST: That the Corporation's Board of Directors, by the unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions setting forth proposed amendments to the Certificate of Designation, Preferences and Relative and Other Special Rights, and Qualifications, Limitations and Restrictions of Class D Preferred Stock (the "Class D Certificate of Designation") of the Corporation, declaring such amendments to be advisable and calling a meeting of the shareholders of the Corporation for consideration thereof.

          The Class D Certificate of Designation is proposed to be amended to provide, in its entirety, as follows:

     "1.  DESIGNATION.   The designation of such class is 'Class D Preferred
Stock' (hereinafter in this Certificate of Designation called the 'Class D Preferred Stock'), and the number of shares constituting such class shall be 90,000, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; PROVIDED, HOWEVER, that such number may not be decreased below the number of then currently outstanding shares of Class D Preferred Stock subject to outstanding rights and options, if any. All capitalized terms used in this Certificate of Designation and not otherwise defined shall have the meaning given to such terms in Section 10 hereof.

     2. DIVIDENDS. (a) The holders of shares of Class D Preferred Stock, in preference to the holders of the Junior Securities, shall be entitled to receive, out of funds legally available for the purpose, cumulative dividends in an amount equal to (as determined on a per annum basis and on an as-if-converted basis) (i) the sum of (A) the product of the Applicable Rate multiplied by the Liquidation Value and (B) the product of the Applicable Rate multiplied by all accrued and unpaid dividends thereon from the date of issuance to the end of the immediately preceding calendar year PLUS (ii) all accrued and unpaid dividends compounded through December 31 of the prior calendar year PLUS (iii) any dividends paid with respect to the Class A Common Stock from the date of issuance, and shall accrue on a daily basis and be payable as provided in subparagraph (c) of this Section 2. All accrued but unpaid dividends will compound annually on December 31 of each year (each, a 'dividend date') (the initial such calculation to be made at the Applicable Rate for the number of days elapsed from the date of issue of the Class D Preferred Stock to and including the 31st day of December, 1998). Such dividends shall commence to accrue on each share of Class D Preferred Stock from the date of issuance thereof whether or not declared by the Board of Directors and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of such dividends, and shall continue to accrue thereon until the date the Liquidation Preference of such share is paid. For purposes of determining the amount of dividends accrued on the Class D Preferred Stock pursuant to this Section 2 at any time prior to December 31 of any year, the Applicable Rate for such period shall be multiplied by a fraction, the numerator of which is the actual number of days elapsed in the then current year and the denominator of which is 360.

          (b) In the event of any dividend or distribution payable by the Corporation in connection with the Logix Communications Spin-Off, in addition to any dividends payable pursuant to paragraph (a) of this Section 2, each holder of shares of Class D Preferred Stock shall be entitled to receive an amount equal to such holder's PRO RATA share, calculated on a Fully-Diluted Basis (which, for purposes hereof, assumes the exercise of all options issued and committed as of the date of execution of the Investment and Transaction Agreement pursuant to the Corporation Stock Option Plan and up to 5% of capital stock issued under the Logix Communications Enterprises, Inc. 1998 Stock Option Plan) and on an as-if converted basis (subject to any applicable adjustment pursuant to Section 5(b) hereof).

          (c) Subject to the terms of the Stockholder and Investor Rights Agreement and any applicable prohibition on the payment of dividends in any Financing Agreement, accrued dividends shall be paid in cash only upon any liquidation, dissolution or winding up of the Corporation, or upon any redemption of Class D Preferred Stock pursuant to Section 6 hereof or the exercise of any put or call rights pursuant to the Stockholder and Investor Rights Agreement; PROVIDED, HOWEVER, that upon the exercise by any holder of Class D Preferred Stock of its conversion rights pursuant to Section 5(a) hereof, accrued dividends shall be paid through the issuance to such converting holder of Class D Preferred Stock of an amount of shares of Class E Preferred Stock equivalent to the value of such accrued dividends (the 'PIK Dividend') such Class E Preferred Stock to have an aggregate initial liquidation value equal to the value in cash of such accrued dividends upon the conversion date (the 'PIK Dividend Amount').

          (d) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Class D Preferred Stock, such payment shall be distributed ratably among the holders thereof based upon the aggregate accrued but unpaid dividends on the Class D Preferred Stock held by each holder.

          (e) Except as otherwise may be specifically provided in this Certificate of Designation and in accordance with Section 4(b), the Investment and Transaction Agreement or the Stockholder and Investor Rights Agreement, so long as any shares of Class D Preferred Stock are outstanding, the Corporation will not declare, pay or set apart for payment any dividends or make any other distribution on or redeem any Junior Securities (other than any payments to holders of Class B Common Stock or Class C Common Stock pursuant to the Corporation Stock Option Plan and the redemption by the Dobson Partnership, in one or more transactions, of up to $25.0 million in the aggregate of securities of the Corporation, together with any accrued and unpaid dividends thereon, in accordance with the Stockholder and Investor Rights Agreement) and will not permit any Subsidiary or other Affiliate to redeem, purchase or otherwise acquire for value, or set apart for any sinking or other analogous fund for the redemption or purchase of, any Junior Securities or securities of such Subsidiary or Affiliate.

     3. LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, each holder of Class D Preferred Stock shall be entitled to be paid in cash, after provision for the payment of the Corporation's debts and other liabilities, before any distribution is made on any Junior Securities and concurrently with any distribution to the holders of Parity Securities, but after any distribution to the holders of Senior Securities, the Liquidation Preference. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Class D Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled under this Certificate of Designation, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation's debts and other liabilities and required distributions to the holders of Senior Securities, shall be distributed among the holders of the Class D Preferred Stock and of the Parity Securities, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          (b) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, after the payment of all preferential amounts required to be paid to the holders of Senior Securities, the Parity Securities and Class D Preferred Stock, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed on a pro rata and as-if-converted basis among the holders of Junior Securities and any other class or series of stock entitled to participate in liquidation distributions with the holders of the Junior Securities.

          (c) The assets available for distribution pursuant to this Section 3 shall be determined by applicable law and, prior to payment of any Liquidation Preference, the Corporation shall first satisfy its outstanding obligations concerning rights, if any, of holders of Class D Preferred Stock which have been exercised.

          (d) The merger or consolidation of the Corporation into or with another corporation in which Everett Dobson and his Affiliates, directly or indirectly, cease to control 50.1% of the voting securities of the surviving corporation or its parent or the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation may be deemed by the holders of the Class D Preferred Stock to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3. In the event of such merger, consolidation, sale, transfer or lease of substantially all of the Corporation's assets, each holder of shares of Class D Preferred Stock shall have the right to acquire and receive such shares of stock, securities or assets as such holder would have received in connection with such event as if such holder had converted his shares of Class D Preferred Stock into shares of Class A Common Stock and Class E Preferred Stock immediately prior to the merger, consolidation, sale, transfer or lease or, alternatively, at such holder's election, shall have the right to convert any or all of its shares of Class D Preferred Stock into shares of Class A Common Stock and Class E Preferred Stock in accordance with the provisions of Section 5 hereof and receive any such distribution of assets as holders of Class A Common Stock and Class E Preferred Stock in accordance with this Section 3.

          (e) Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets (other than solely cash and/or publicly traded securities) with respect to or in exchange for Common Stock is referred to herein as an 'Organic Change.' Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Class D Preferred Stock then outstanding voting separately as a single class) to ensure that each of the holders of Class D Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Class A Common Stock and Class E Preferred Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Class D Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Class D Preferred Stock into shares of Class A Common Stock and Class E Preferred Stock immediately prior to the Organic Change or, if the Organic Change is to be deemed a liquidation pursuant to subsection 3(d), the distribution and participation provided in subsection 3(d). In each case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Class D Preferred Stock then outstanding voting separately as a single class) to ensure that the provisions of Section 5 hereof shall thereafter be applicable to the Class D Preferred Stock and to the shares of stock, securities or assets received by each holder upon such Organic Change (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value attributed to the Class A Common Stock and Class E Preferred Stock as reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment to the number of shares of Class A Common Stock and Class E Preferred Stock acquirable and receivable upon conversion of Class D Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such Organic Change unless, prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Class D Preferred Stock then outstanding voting separately as a single class), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

          (f) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall immediately after the date the Board of Directors approves such action, or in the case of a voluntary liquidation, twenty (20) days prior to any shareholders' meeting called to approve such action, or immediately after the commencement of an involuntary proceeding, whichever is earliest, give each holder of shares of Class D Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Class D Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If there shall occur any material change in the facts set forth in the initial notice following its delivery, the Corporation shall promptly give written notice to each holder of shares of Class D Preferred Stock of such material change.

          (g) The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution or winding up of the Corporation before the expiration of thirty (30) days after the mailing of the initial notice referred to in subparagraph (f) above or ten
(10) days after the mailing of any subsequent written notice, whichever is later; PROVIDED that any such 30-day or 10-day period may be shortened upon the written consent of the holders of a majority of the outstanding shares of the Class D Preferred Stock voting as a single class.

          (h) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage independent appraisers to determine the value of the assets to be distributed to the holders of shares of Class D Preferred Stock and the holders of shares of Common Stock (it being understood that with respect to such valuation, the Corporation shall engage such appraiser as shall be approved by the holders of a majority of shares of the Corporation's outstanding Common Stock and Class D Preferred Stock, each voting separately as a single class). The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Common Stock and Class D Preferred Stock of the appraiser's valuation.

     4. VOTING. (a) Except as otherwise required by law or as set forth herein, the shares of the Class D Preferred Stock shall vote together with the shares of the Corporation's Class A Common Stock and any other securities of the Corporation entitled to vote together with the shares of the Class A Common Stock at any annual or special meeting of shareholders of the Corporation, or may act by written consent in the same manner as the Corporation's Class A Common Stock, upon the following basis: each holder of shares of Class D Preferred Stock shall be entitled to such number of votes in respect of the Class D Preferred Stock held by him on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the whole number of shares of the Corporation's Class A Common Stock into which his shares of Class D Preferred Stock are convertible, in accordance with the terms of
Section 5 hereof, immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

          (b) In addition, the holders of shares of Class D Preferred Stock also shall have the following voting rights:

               i) The affirmative vote of the holders of a majority of the outstanding shares of Class D Preferred Stock, voting separately as a single class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, shall be necessary to (A) amend, repeal or change, directly or indirectly, any of the provisions of the Certificate of Incorporation or Bylaws of the Corporation, in any manner which would alter or change the powers, preferences or special rights of the shares of Class D Preferred Stock so as to affect them adversely, or (B) redeem, repurchase or pay any dividends on any Junior Securities or Parity Securities, except with respect to the Logix Communications Spin-Off and repurchases of management, employee or consultant stock pursuant to contractual rights PROVIDED, that no such repurchases shall exceed $500,000 in any fiscal year or in any event $1,500,000 in the aggregate, or (C) authorize or effect the sale of all or substantially all of the assets of the Corporation, or
     (D) authorize or effect the merger or consolidation of the Corporation with any other Person, the result of which Everett Dobson and his Affiliates, directly or indirectly, cease to control 50.1% of the voting securities of the surviving corporation or its parent, or (E) authorize or effect the liquidation (whether complete or partial), dissolution or winding up of the Corporation, or (F) amend the Certificate of Incorporation or Bylaws of the Corporation to change the authorized number of directors, or (G) amend or waive any part of this Certificate of Designation or (H) issue or authorize any shares of Senior Securities or Parity Securities, including, without limitation, any additional shares of Class D Preferred Stock, Class E Preferred Stock, other than shares of Class E Preferred Stock issued as the PIK Dividend or shares of Class H Preferred Stock issued as a dividend payment; PROVIDED, HOWEVER, that the Corporation may issue and authorize shares of capital stock in connection with (x) public or private (which provides for registration within one year of issuance) 144A preferred stock financing related to acquisitions after the date hereof and capital projects, and
     (y) the Logix Communications Spin-Off. Except for the provisions set forth in clauses (A), (B), (G) or (H), the foregoing voting rights and provisions will terminate and no longer be applicable once the total amount of outstanding shares of Class D Preferred Stock represents less than 35% of the shares of Class D Preferred Stock issued under the Investment and Transaction Agreement.

               ii) The rights of holders of shares of Class D Preferred Stock to vote or take any other actions as provided in this Section 4 may be exercised at any annual meeting of stockholders, at a special meeting of stockholders held for such purpose or through any written action in lieu of a meeting. At each meeting of stockholders at which the holders of shares of Class D Preferred Stock shall have the right, voting separately as a single class, to take any action as provided in this
     Section 4, the presence in person or by proxy of the holders of record of a majority of the total number of shares of Class D Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of shares of Class D Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Class D Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

     5.   CONVERSION RIGHTS.

          (a)  CONVERSION PROCEDURE.

               i) At any time and from time to time, any holder of Class D Preferred Stock may convert all or any portion of the Class D Preferred Stock (including any fraction of a share) held by such holder into shares of each of the Class A Common Stock and Class E Preferred Stock of the Corporation. Each share of Class D Preferred Stock shall be convertible into (i) one share of Class E Preferred Stock plus such number of additional shares of Class E Preferred stock payable as the PIK Dividend with respect to such shares of Class D Preferred Stock, and (ii) such number of shares of Class A Common Stock determined by dividing $1,131.92 by the Conversion Price (as hereinafter defined) in effect on the date of conversion (calculated to the nearest 1/100 of a dollar).

               ii) Each conversion of Class D Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Class D Preferred Stock to be converted have been surrendered at the principal office of the Corporation or at such other place as may be designated by the Corporation. At such time as such conversion has been effected, the rights of the holder of such Class D Preferred Stock as to such Class D Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock and Class E Preferred Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common Stock and Class E Preferred Stock represented thereby.

               iii) The conversion rights of any share of Class D Preferred Stock redeemed by the Corporation pursuant to Section 6 shall terminate on the date the Liquidation Preference for such share is paid in full.

               iv) Notwithstanding any other provision hereof, if a conversion of shares is to be made in connection with a Qualified Public Offering, the conversion of such shares may, at the election of the holder thereof, be conditioned upon the consummation of the Qualified Public Offering, in which case such conversion shall not be deemed to be effective until the consummation of the Qualified Public Offering.

               v) As soon as possible after a conversion has been effected (but in any event within five (5) business days), the Corporation shall deliver to the converting holder:

                     (y) a certificate or certificates representing, in the aggregate, the number of shares of Class A Common Stock and Class E Preferred Stock issuable by reason of such conversion, in the same name or names as the certificates representing the converted shares and in such denomination or denominations as the converting holder has specified; and

                     (z) a certificate representing any shares of Class D Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

               vi) The issuance of certificates of shares of Class A Common Stock and Class E Preferred Stock upon conversion of Class D Preferred Stock shall be made without charge to the holders of such Class D Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Class A Common Stock and Class E Preferred Stock. Upon conversion of any shares of Class D Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the shares of Class A Common Stock and Class E Preferred stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

               vii) The Corporation shall not close its books against the transfer of Class D Preferred Stock or of Class A Common Stock or Class E Preferred Stock issued or issuable upon conversion of Class D Preferred Stock in any manner which interferes with the timely conversion of Class D Preferred Stock. The Corporation shall assist and cooperate with any holder of shares of Class D Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Class D Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

               viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class E Preferred Stock, solely for the purpose of issuance upon the conversion of the Class D Preferred Stock, such number of shares of Class A Common Stock and Class E Preferred Stock as are issuable upon the conversion of all outstanding Class D Preferred Stock. All shares of Class A Common Stock and Class E Preferred Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The
     Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common Stock and Class E Preferred Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class A Common Stock or Class E Preferred Stock may be listed (except for official notice of issuance which shall he immediately delivered by the Corporation upon each such issuance).

          (b)  CONVERSION PRICE.

               i) The initial conversion price of shares of Class D Preferred Stock into shares of Class A Common Stock shall initially be $1,131.92 per share, which may be adjusted from time to time in accordance with the provisions hereof (the 'Conversion Price'). If and whenever on or after the original date of issuance of the Class D Preferred Stock the Corporation issues or sells, or in accordance with Section 5(c) is deemed to have issued or sold, any shares of its Common Stock or other capital stock convertible into Common Stock (other than Permitted Issuances) for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received (or deemed received pursuant to Section 5(c) below) by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

               ii) No anti-dilution adjustments shall be made and no adjustments shall be made to the Conversion Price in connection with (x) the issuance or deemed issuance by the Corporation of Common Stock in connection with acquisitions or capital projects consummated after the date hereof and the financing thereof, (y) the Logix Communications Spin-off, and (z) any broadly distributed public offering including a Qualified Public Offering.

          (c) EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Price under Section 5(b), the following shall be applicable:

               i) ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation in any manner grants any rights or options, (other than Permitted Issuances), to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called 'Options' and such convertible or exchangeable stock or securities being herein called 'Convertible Securities') and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting of such Options for such price per share. For purposes of this paragraph, the 'price per share for which common stock is issuable' shall be determined by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof (such amount is the consideration 'deemed received' for purposes of Section 5(b) above), by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the 'price per share for which common stock is issuable' shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof (such amount is the consideration 'deemed received' for purposes of Section 5(b) above), by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

               iii) CHANGE IN OPTION PRICE OR CONVERSION PRICE. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of the Class D Preferred Stock.

          (d) SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise), one or more classes of its outstanding shares of Common Stock into a greater number of shares, or if the Corporation at any time combines (by reverse stock split or otherwise), one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such subdivision or combination shall be proportionately adjusted.

          (e) CERTAIN EVENTS. The Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Class D Preferred Stock against any dilution in connection with
(i) the exercise of warrants issued in connection with the financing of the Sygnet Acquisition, (ii) the exercise of options issued or committed as of the original date of execution of the Investment and Transaction Agreement under the Corporation Stock Option Plan, and (iii) the conversion of Class G Convertible PIK Preferred Stock; PROVIDED, HOWEVER, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Class A Common Stock and Class E Preferred Stock issuable upon conversion of each share of Class D Preferred Stock. If an event not specifically enumerated in this Section 5 occurs which has substantially the same economic effect on the Class D Preferred Stock as those specifically enumerated in this Section 5, then this Section 5 shall be construed liberally, MUTATIS MUTANDIS, in order to give the Class D Preferred Stock the benefit of the protections provided under this Section.

          (f)  NOTICES.

               i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Class D Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

               ii) The Corporation shall give written notice to all holders of Class D Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

               iii) The Corporation shall also give written notice to the holders of Class D Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

     6.   REDEMPTIONS.

          (a) REDEMPTION PRICE. For each share which is to be redeemed pursuant to this Section 6, the Corporation will, subject to the limitations and restrictions contained in the Financing Agreements, be obligated on the Redemption Date (as defined in Section 6(e)) to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share) an amount in cash (the 'Redemption Price') equal to the Liquidation Preference thereof as at the Redemption Date plus a number of shares of Class A Common Stock such holder would have received upon conversion of the Class D Preferred Stock into shares of Class E Preferred Stock and Class A Common Stock had such conversion occurred immediately prior to redemption. If the funds of the Corporation legally available for redemption of shares of Class D Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Class D Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares of Class D Preferred Stock ratably among the holders of the shares of Class D Preferred Stock to be redeemed based upon the aggregate Liquidation Preference of such shares of Class D Preferred Stock held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares, such funds will immediately be used to redeem the balance of the shares of Class D Preferred Stock which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

          (b) NOTICE OF REDEMPTION. The Corporation will send by registered mail written notice of each redemption of Class D Preferred Stock to each record holder of such class not more than 30 nor less than 10 business days prior to the Redemption Date.

          (c) DIVIDENDS AFTER REDEMPTION DATE. No shares of Class D Preferred Stock will be entitled to any dividends accruing after the date on which the Redemption Price of such shares of Class D Preferred Stock has been paid. On such date all rights of the holders of such shares of Class D Preferred Stock will cease, and such shares of Class D Preferred Stock will not be deemed to be outstanding.

          (d) ACCRUED DIVIDENDS MUST BE PAID PRIOR TO ANY REDEMPTION. The Corporation may not redeem any shares of Class D Preferred Stock, unless all dividends accrued and unpaid on the outstanding Class D Preferred Stock through the Redemption Date have been paid in full.

          (e) OPTIONAL REDEMPTION. The Corporation will redeem all of the then issued and outstanding shares of Class D Preferred Stock within 90 days of the affirmative vote of the holders of a majority of the issued and outstanding shares of Class D Preferred Stock at any time after December 23, 2010 (the 'Redemption Date'); PROVIDED, HOWEVER, that the exercise of such redemption rights shall be subject to the restrictions and shall not give rise to either a default or event of default in the Financing Agreements. Upon the exercise of such redemption option by the holders of the Class D Preferred Stock, the holders of the Class D Preferred Stock shall be entitled to receive payment of the Redemption Price.

          (f) OTHER REDEMPTIONS OR ACQUISITIONS. Neither the Corporation nor any Subsidiary will redeem or otherwise acquire any Class D Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Class D Preferred Stock on the basis of the number of shares of Class D Preferred Stock owned by each such holder.

     7. STATUS OF REACQUIRED SHARES. Shares of Class D Preferred Stock which have been issued and reacquired in any manner shall have the status of authorized and unissued shares of Class D Preferred Stock.

     8. RANK. The Class D Preferred Stock shall rank (i) senior as to dividends and upon liquidation, dissolution or winding up to all Junior Securities, whenever issued, (ii) junior as to dividends and upon liquidation, dissolution or winding up, to all Senior Securities, whenever issued, and (iii) PARI PASSU as to dividends and upon liquidation, dissolution or winding up, to all Parity Securities, whenever issued.

     9. CERTIFICATES. So long as any shares of the Class D Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each shareholder who so requests, a full statement of the designation and relative rights, preferences and limitations of each class of stock or series thereof that the Corporation is authorized to issue and of the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of each series.

     10.  DEFINITIONS.

     'Affiliate' shall have the meaning given such term in Rule 501(b) under the Securities Act of 1933.

     'Applicable Rate' means 15% per annum.

     'Certificate of Designation' means this Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the Class D Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof.

     'Certificate of Incorporation' means the Certificate of Incorporation of the Corporation, as restated.

     'Class A Common Stock' means the Corporation's Class A Common Stock, $0.001 par value per share.

     'Class A Preferred Stock' means the Corporation's Class A Preferred Stock, $1.00 par value per share.

     'Class B Common Stock' means the Corporation's Class B Common Stock, $0.001 par value per share.

     'Class C Common Stock' means the Corporation's Class C Common Stock, $0.001 par value per share.

     'Class D Preferred Stock' means the Corporation's Class D Preferred Stock, $1.00 par value per share.

     'Class E Preferred Stock' means the Corporation's Class E Preferred Stock, $1.00 par value per share.

     'Class F Preferred Stock' means the Corporation's Class F Preferred Stock, par value $1.00 per share.

     'Class F Preferred Stock Documents' means the Class F Preferred Stock Investors Agreement, the Class F Preferred Stock Warrants, and the Class F Preferred Stock (and the Certificate of Designation relating thereto).

     'Class F Preferred Stock Investors Agreement' means the Investors Agreement, entered into by the Corporation in respect of the Class F Preferred Stock Warrants.

     'Class F Preferred Stock Warrants' means any warrant certificate evidencing warrants to purchase Class A Common Stock issued by the Corporation in conjunction with the Class F Preferred Stock.

     'Class G Preferred Stock' means the Corporation's Class G Preferred Stock, $1.00 par value per share.

     'Class H Preferred Stock' means the Corporation's Class H Preferred Stock, $1.00 par value per share.

     'Common Stock' means, collectively, the Corporation's Class A Common Stock, Class B Common Stock and Class C Common Stock and any other classes of common stock issued from time to time by the Corporation.

     'Common Stock Deemed Outstanding' means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon conversion of the Class D Preferred Stock, plus the number of shares of Common Stock deemed to be outstanding with respect to Options or Convertible Securities whether or not the Options are actually exercisable at such time.

     'Conversion Price' shall have the meaning set forth in Section 5(b) hereof.

     'Corporation Stock Option Plan' means the Dobson Communications Corporation 1996 Stock Option Plan, as adopted on February 6, 1997 and as amended by Amendment No. 1 thereto, as the same may be amended, supplemented or otherwise modified from time to time.

     'Credit Agreements' means (i) the Credit Agreement, dated as of March 25, 1998, among First Union National Bank (as successor by merger to CoreStates Bank, N.A.) as Administrative Agent, Dobson Operating Company, as Borrower, the Corporation, as Guarantor, and the Corporation Subsidiaries party thereto, (ii) the Revolving Credit Agreement, dated as of March 25, 1998, between Dobson Cellular Operations Company, as Borrower, and NationsBank, N.A. (as successor by merger to NationsBank of Texas, N.A.), as Administrative Agent, (iii) the 364-Day Revolving Credit and Term Loan Agreement, dated as of March 25, 1998, between Dobson Cellular Operations Company, as Borrower, and NationsBank, N.A. (as successor by merger to NationsBank of Texas, N.A.), as Administrative Agent,
(iv) the Credit Agreement, dated the date hereof, between Dobson/Sygnet Operating Company, as Borrower, and NationsBank N.A., as Administrative Agent and (v) the Term Loan Agreement, dated as of the date hereof, between Dobson Tower Company and NationsBank, N.A.

     'Credit Documents' means, collectively, the Credit Agreements and all documents and instruments evidencing or securing or guaranteeing indebtedness thereunder.

     'Dobson Partnership' means Dobson CC Limited Partnership, an Oklahoma limited partnership.

     'Dobson/Sygnet' means Dobson/Sygnet Communications Company, an Oklahoma corporation.

     'Dobson/Sygnet Note Documents' means, collectively, the Dobson/Sygnet Note Indenture, the Dobson/Sygnet Note Purchase Agreement, the Dobson/Sygnet Notes and the Dobson/Sygnet Notes Registration Rights Agreement.

     'Dobson/Sygnet Note Indenture' means the Indenture, dated the date hereof, among Dobson/Sygnet and United States Trust Company of New York, as trustee thereunder in respect of the Dobson/Sygnet Notes.

     'Dobson/Sygnet Note Purchase Agreement' means the Purchase Agreement, dated as of December 16, 1998, among Dobson/Sygnet, the Corporation and NationsBanc Montgomery Securities LLC.

     'Dobson/Sygnet Notes' means the $200 million in aggregate principal amount of 12 1/4% Senior Notes Due 2008 issued by Dobson/Sygnet pursuant to the Dobson/Sygnet Note Indenture.

     'Dobson/Sygnet Registration Rights Agreement' means the Registration Rights Agreement, dated the date hereof, between Dobson/Sygnet and NationsBanc Montgomery Securities LLC.

     'Financing Agreements' means, collectively, the Senior Note Documents, the Dobson/Sygnet Notes Documents, the Credit Documents, the Senior PIK Preferred Stock Certificate of Designation, the Sygnet PIK Preferred Stock Documents and the Class F Preferred Stock Documents, the Investment and Transaction Agreement and, as appropriate, all documents, instruments and agreements evidencing, or securing the foregoing and any refinancings or amendments thereto permitted by Section 12.5 of the Stockholder and Investor Rights Agreement.

     'Fully Diluted Basis' means with respect to any equity securities issued by any Person, without duplication, (a) all shares or units of, or interests in, such equity securities outstanding at the time of determination, and (b) all convertible securities, warrants or options with respect to such equity securities, whether or not exercisable or convertible at the time of such determination.

     'Investment and Transaction Agreement' means that certain Investment and Transaction Agreement, dated as of December 23, 1998, among the purchasers named therein and the Corporation, as it may be amended, modified or otherwise supplemented from time to time.

     'Junior Securities' means any of (i) the Corporation's Common Stock,
(ii) all other equity securities of the Corporation other than Parity Securities and Senior Securities, and (iii) only as to Section 3, Section 6 and the redemption and put rights of the Class D Preferred Stock and Class E Preferred Stock in accordance with the Stockholder and Investor Rights Agreement, the Class G Preferred Stock and the Class H Preferred Stock.

     'Liquidation Preference' means the aggregate Liquidation Value of all shares of Class D Preferred Stock held by a holder of Class D Preferred Stock plus an amount equal to the sum of all accrued and unpaid dividends thereon, whether or not declared to the date of payment.

     'Liquidation Value' of any share of Class D Preferred Stock shall be One Thousand One Hundred Thirty One Dollars and Ninety-Two Cents ($1,131.92).

     'Logix Communications Enterprises, Inc. 1998 Stock Option Plan' means that certain Logix Communications Enterprises, Inc. 1998 Stock Option Plan, effective as of August 1, 1998, as the same may be amended, supplemented or otherwise modified from time to time.

     'Logix Communications Spin-Off' means the disposition by the Corporation of the business of Logix Communications.

     'Organic Change' shall have the meaning set forth in Section 3(e) hereof.

     'Parity Securities' means the Corporation's Class A Preferred Stock and Class E Preferred Stock and except with respect to Section 3, Section 6 and the redemption and put rights of the Class D Preferred Stock and the Class E Preferred Stock in accordance with the Stockholder and Investor Rights Agreement, the Class G Preferred
Stock and the Class H Preferred Stock.

     'Permitted Issuances' means (i) any securities issued by the Corporation in connection with the Logix Communications Spin-Off, (ii) Class A Common Stock and Class E Preferred Stock issuable upon the conversion of Class D Preferred Stock,
(iii) Common Stock issued in connection with a broadly distributed public offering, including a Qualified Public Offering, (iv) Class A Common Stock issued upon exercise of warrants evidenced by a Class F Preferred Stock Warrant Certificate, (v) any stock issuable under the Corporation Stock Option Plan or the Logix Communications Enterprises, Inc. 1998 Stock Option Plan, and
(vi) Class A Common Stock issued in connection with acquisitions or capital projects and the financing thereof; PROVIDED that in each of clauses (i) through
(vi) hereof such securities shall be permitted by the terms of the Investment and Transaction Agreement.

     'Person' means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity and any government, governmental department or agency or political subdivision thereof.

     'Qualified Public Offering' means any offering by the Corporation of its Class A Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any comparable registration statement under any similar federal statute then in force (other than an offering of shares being issued as consideration in a business acquisition or combination or an offering in connection with an employee benefit plan), and the aggregate gross proceeds in connection with such registration statement equals or exceeds $50.0 million.

     'Senior Note Documents' means, collectively, the Senior Note Indenture, the Senior Notes, and the Senior Notes Escrow and Security Agreement.

     'Senior Note Indenture' means the Indenture, dated as of February 28, 1997, among the Corporation and United States Trust Company of New York, as trustee thereunder in respect of the Senior Notes.

     'Senior Notes Escrow and Security Agreement' means the Escrow and Security Agreement, dated February 28, 1997, among the Corporation, the placement agents, party thereto, and United States Trust Company of New York, as Trustee thereunder.

     'Senior PIK Preferred Stock' means the Corporation's 12 1/4% Senior Exchangeable Preferred Stock issued on January 22, 1998 and mandatorily redeemable 2008.

     'Senior PIK Preferred Stock Certificate of Designation' means the Certificate of Designation in respect of the Senior PIK Preferred Stock.

     'Senior Securities' means the Senior PIK Preferred Stock, the Sygnet PIK Preferred Stock, the Class F Preferred Stock and each class or series of preferred stock of the Corporation which is established by the Board of Directors after the date this Certificate of Designation is filed with the Secretary of State of the State of Oklahoma, the terms of which expressly provide that such class or series shall rank senior to the Class D Preferred Stock as to dividend distributions and distributions upon liquidation, dissolution or winding up of the Corporation.

     'Stockholder and Investor Rights Agreement' means that certain Stockholder and Investor Rights Agreement dated the date hereof among this Corporation and the stockholders of this Corporation, as it may be amended from time to time.

     'Subsidiary' means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.

     'Sygnet Acquisition' means the acquisition by Dobson/Sygnet
Communications Company of all of the outstanding capital stock of Sygnet Wireless pursuant to the Agreement and Plan of Merger, dated as of July 28, 1998, as amended, between Dobson/Sygnet Operating Company and Sygnet Wireless.

     'Sygnet PIK Preferred Stock' means the Corporation's Sygnet PIK Preferred Stock, issued on December 23, 1998, and mandatorily redeemable 2008.

     'Sygnet PIK Preferred Stock Certificate of Designation' means the Certificate of Designation for the Sygnet PIK Preferred Stock.

     'Sygnet PIK Preferred Stock Documents' means, collectively, the Sygnet PIK Preferred Stock Purchase Agreement, the Sygnet PIK Preferred Stock Certificate of Designation and the Sygnet PIK Preferred Stock Registration Rights Agreement.

     'Sygnet PIK Preferred Stock Purchase Agreement' means the Purchase Agreement, dated December 16, 1998, between the Corporation and NationsBanc Montgomery Securities LLC, in respect of the Sygnet PIK Preferred Stock.

     'Sygnet PIK Preferred Stock Registration Rights Agreement' means the Registration Rights Agreement, dated the date hereof, between the Corporation and NationsBanc Montgomery Securities LLC.

     'Sygnet Wireless' means Sygnet Wireless, Inc., an Ohio Corporation.

     11. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Class D Preferred Stock set forth in this Resolution (as such Resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth in this Resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation unless so expressed herein."

          SECOND: That, thereafter, the shareholders, including all holders of the issued and outstanding shares of the Corporation's Class D Preferred Stock, unanimously voted in favor of the Amendment pursuant to written consent given in accordance with the provisions of Section 73 of the Oklahoma General Corporation Act.

          THIRD: That such amendment was duly adopted in accordance with the provisions of Section 77 of the Oklahoma General Corporation Act.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Everett R. Dobson, its President, and attested to by Stephen T. Dobson, its Secretary, this 23rd day of December, 1998.

                                       EVERETT R. DOBSON

                                       By: /s/ Everett R. Dobson
                                           ---------------------
                                           Title: President

ATTEST:


STEPHEN T. DOBSON


/s/ Stephen T. Dobson
---------------------
Title: Secretary